Exhibit 10.17

GNH AND NIKOLA CONFIDENTIAL

Execution Version

COMMERCIAL FRAMEWORK AGREEMENT

This COMMERCIAL FRAMEWORK AGREEMENT (this “Agreement”), dated as of November 9, 2018 (the “Effective Date”), is by and between Nikola Corporation, a Delaware corporation, with offices located at 4141 E. Broadway Rd, Phoenix, AZ 85040 (“Nikola”) and Green Nikola Holdings LLC, a Delaware limited liability company, with offices located at 251 Little Falls Drive, Wilmington, DE (“GNH”). Each of Nikola and GNH as referred to herein as a “Party” and referred to collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, in connection with GNH’s subscription for and purchase of certain Nikola shares, the Parties intend to enter into certain commercial arrangements described more fully herein;

NOW, THEREFORE, in consideration of the foregoing and the covenants, conditions and undertakings contained herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1                                    Definitions. The following defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Article I.

(a)                                 “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with the first Person. For purposes of this definition, “control” (and its derivatives) mean with respect to any Person, the possession, directly or indirectly, of the power (whether through the ownership of voting interests, by contract or otherwise) to direct or cause the direction of the management and policies of (i) such Person or (ii) (where applicable) that Person’s general partner, managing member or sole manager.

(b)                                 “China” means the People’s Republic of China, excluding Hong Kong, Macau and Taiwan.

(c)                                  “Confidential Information” means all materials and information, oral or written, disclosed directly or indirectly, that is disclosed (i) in writing and clearly marked with a “proprietary,” “confidential” or similar legend; or (ii) orally or visually or in writing without an appropriate legend or similar designation, if it would be apparent to a reasonable person that such information is of a confidential or proprietary nature or if confirmed to be confidential in writing by Provider within thirty (30) days after such disclosure. “Confidential Information” includes any and all information concerning the business and affairs of a Party or its Affiliates, product specifications, procedures, formulae, compositions, processes, designs, sketches, photographs, videos, images, graphs, details, plans, drawings, samples, drafts, inventions, models, documentation, techniques, diagrams, flowcharts, new products and new technology information, licenses or any other form of Intellectual Property Rights, formulations and other technical data, manufacturing, development, material development or marketing timetables, strategies, ideas, business plans and development plans, and past, current and planned research and development, currently and planned manufacturing and distribution methods and processes, clients, customers, contacts, vendors, suppliers, customer lists, current customer requirements, spreadsheets, financial statements, bank statements and account information, procedures, methods, contracts, computer systems, forms, budgets and financial projections and any and all notes, analyses, compilations, studies summaries, and any materials containing or based, in whole or in part, on any information included in the forgoing (in any form, format, media, or medium including paper, electronic media and all forms of electronic delivery).

Notwithstanding the foregoing, “Confidential Information” shall not include information that is: (v) at any time in the public domain other than by a breach of this Agreement or other obligation of confidentiality to Provider on the part of Recipient; (w) at any time rightfully received from a third party that has the right and transmits it to Recipient without any obligation of confidentiality; (x) rightfully known to Recipient prior to receipt of the same directly or indirectly from Provider; (y) independently developed by personnel of Recipient who have not had access to the Confidential Information; or (z) generally made available to third parties by Provider without restriction concerning use or disclosure.

(d)                                 “EV” means electric vehicles (with or without hydrogen fuel cells).

(e)                                  “Facility” means any EV manufacturing facility.

(f)                                   “Governmental Authority” means any supranational, national, federal, state or local government body in any jurisdiction, or any court, tribunal, arbitrator in any jurisdiction.

(g)                                  “Intellectual Property Rights” means all intellectual property rights and related priority rights, whether protected, created or arising under the Laws of any jurisdiction, including all rights arising from patents, copyrights and trade secrets, and all registrations, applications, renewals, extensions and reversions of any of the foregoing; provided that “Intellectual Property Rights” excludes all Trademarks.

(h)                                 “Law” shall mean any statute, law or ordinance in any jurisdiction, or any rule or regulation of any Governmental Authority.

(i)                                     “Middle East” means Bahrain, Cyprus, Egypt, Gaza Strip, Iran, Iraq, Israel, Jordan, Kuwait, Lebanon, Oman, Palestine, Qatar, Saudi Arabia, Syria, United Arab Emirates, West Bank and Yemen.

(j)                                    “Nikola Change of Control” mean the acquisition by a third party directly or indirectly of ownership or control of fifty percent (50%) or more of the voting shares or other equity interest in Nikola, the acquisition through equity ownership or other means of the ability to direct the policies or to vote on the election of directors of Nikola, or the sale of all or substantially all of the assets of Nikola.

(k)                                 “Person” means any individual, general partnership, limited partnership, limited liability company, limited liability partnership, joint venture, firm, corporation, association, incorporated organization, unincorporated organization, trust or other enterprise, or any Governmental Authority.

(l)                                     “Personnel” means, with respect to a Person, the employees, directors, officers, representatives, agents and contractors of such Person, or any of the foregoing.

(m)                             “Project” has the meaning set forth in Section 2.1.

(n)                                 “PV Panel” means photovoltaic solar modules or related products.

(o)                                 “Right of First Offer” means that prior to soliciting offers from any third party with respect to a project (a “Proposed Project”), Nikola shall provide prior written notice to GNH of Nikola’s bona fide intention to enter into an agreement or arrangement with respect to such Proposed Project. Such notice shall set forth the intended parameters of such Proposed Project in sufficient detail to permit GNH to make a first offer with respect to such Proposed Project. Upon receipt of such notice, GNH shall have the right to make a first offer with respect to such Proposed Project in writing setting forth the customary principal terms and conditions. Nikola shall consider and respond to such offer in good faith prior to soliciting offers from any third party. If Nikola rejects such offer, Nikola may accept an offer from a third party, but only on material terms and conditions that are more favorable to Nikola than the material terms and conditions of GNH’s offer.

(p)                                 Right of Last Refusal” means that prior to accepting any bona fide offer to enter into an agreement or arrangement for a Proposed Project, Nikola shall notify GNH in writing of the name of the third-party offeror and the proposed terms and conditions of such Proposed Project. GNH shall have the option (exercisable within thirty (30) days of receipt of such written notice) to lead such Proposed Project on the same terms and conditions as set forth in such notice. If GNH declines to exercise such option, but Nikola fails to execute a definitive agreement on the terms and conditions set forth in the notice within thirty (30) days, the Right of Last Refusal shall revive and apply to each and every further offer or offers received by Nikola with respect to such Proposed Project.

(q)                                 “Services” has the meaning set forth in Section 2.1.

(r)                                    “SOW” has the meaning set forth in Section 2.1.

(s)                                   “Station” a commercial electrolyzer-based hydrogen generation, processing, storage or dispensing station, together with any ancillary retail, hospitality or other businesses that may be operating on the same premises.

(t)                                    “Tax” means tax of any kind, including any U.S. federal, state, local or non-U.S. income, net income, gross income, corporation, profit, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security, production, franchise, gross receipts, payroll, sales, employment, unemployment, disability, use, property, excise, value added, estimated, stamp, escheat obligation alternative or add-on minimum, environmental, foreign or domestic withholding tax, and any other tax or similar governmental charge, duty or assessment, together with all interest and penalties and additions thereto imposed with respect to such amounts, in each case whether disputed or not.

(u)                                 “Territory” means the United States, Australia and Asia (excluding the Middle East, Russia and China).

(v)                                 “Trademarks” means trademarks, trade names, corporate names, business names, trade styles, get up, trade dress, product and service names, words, symbols, devices, designs, service marks, logos, taglines, sounds, or other designation or distinctive sign, or any combinations thereof, other source or business identifiers and general intangibles of like nature, together with goodwill associated therewith, whether registered or unregistered, arising under the Laws of any jurisdiction, and registrations and applications for registration with respect to any of the foregoing.

(w)                               “United States” means the United States of America and its outlying areas.

Section 1.2                                    Interpretation.

(a)                                 For purposes of this Agreement: (i) the words “include,” “includes” and “including” are deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (iv) words denoting the singular have a comparable meaning when used in the plural, and vice versa; and (v) words denoting any gender include all genders.

(b)                                 Unless the context otherwise requires, references in this Agreement: (i) to Sections, Articles and SOWs mean the sections and articles of, and statements of work attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.

(c)                                  Headings as used herein are for convenience only, and shall not be construed as defining the scope or meaning of any provisions.

(d)                                 The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II

PROJECTS

Section 2.1                                    Projects; Statements of Work. Subject to the terms and conditions of this Agreement, GNH will provide certain services (“Services”) to Nikola and Nikola will make certain commitments to GNH (each, a “Project”) pursuant to statements of work (each, an “SOW”) to be agreed by the Parties. Except as expressly set forth in an SOW, the terms and conditions of this Agreement shall apply to each SOW.

Section 2.2                                    Roles of Affiliates. Subject to Section 9.4, each Project may be assigned, subcontracted or delegated (in each case, in whole or in part) by either Party to any of its Affiliates in its sole discretion.

Section 2.3                                    Tax Matters.

(a)                                 Nikola or its Affiliates shall be entitled to deduct and withhold Taxes required by any applicable Law to be withheld on payments made pursuant to this Agreement or a relevant SOW. To the extent any amounts are so withheld, Nikola or its Affiliates shall (i) pay, in addition to the amount otherwise due to GNH or any its Affiliates under this Agreement or a relevant SOW, such additional amount as is necessary to ensure that the net amount actually received by GNH or any its Affiliates plus the value to GNH or its Affiliates of any credits or deductions with respect to any Taxes withheld or deducted by Nikola will equal the full amount GNH or any its Affiliates would have received had no such deduction or withholding been required, provided, however, that Nikola or its Affiliates shall only be required to pay the additional amounts under this Section 2.3(a)(i) or Section 2.3(b) once with respect to any Taxes, (ii) pay such deducted and withheld amount to the proper Governmental Authority, and (iii) promptly provide to GNH or its Affiliates evidence of such payment to such Governmental Authority. GNH or any its Affiliates shall, prior to the date of any payment to be made pursuant to this Agreement or a relevant SOW, at the reasonable request of Nikola or any its Affiliates, make commercially reasonable efforts to provide Nikola or any of its Affiliates any certificate or other documentary evidence required by applicable Law in order to reduce the amount of any Taxes that may be deducted or withheld from such payment, and Nikola or any its Affiliates agrees to accept and act in reliance on any such duly and properly executed certificate or other applicable documentary evidence. The Parties agree to cooperate, in good faith, to reduce any amounts required to be withheld or deducted under applicable Law.

(b)                                 Except as set forth in Section 2.3(a), all sums payable by Nikola or its Affiliates under this Agreement or a relevant SOW are exclusive of Taxes, and Nikola or its relevant Affiliate shall make an additional payment to GNH or its relevant Affiliate in an amount equal to any Taxes imposed on GNH or its relevant Affiliate with respect to those sums, other than those measured by net income.

Section 2.4                                    Audit. GNH shall keep and maintain books and records of its performance of the Services and activities under the Agreement. With respect to any SOWs for which an audit right is included (“Audit Right”), Nikola shall have the right upon reasonable notice and during business hours to inspect such books and records or the GNH’s facilities upon which the Services are performed, as applicable. Nikola shall be responsible for its costs of such audit except in the event that a breach having a value of more than five percent (5%) of the value of the Services for the period audit is determined to have occurred, in which case GNH shall be responsible for the reasonable costs of such audit.

ARTICLE III

INTELLECTUAL PROPERTY

Section 3.1                                    Pre-Existing IP Rights. As between the Parties, each Party shall retain ownership of all Intellectual Property Rights conceived, invented or developed by such Party prior to the Effective Date.

Section 3.2                                    Developed IP. As between the Parties, ownership of the Intellectual Property Rights that are conceived, invented or developed during the Term shall be allocated between the Parties as set forth below in this Section 3.2.

(a)                                 Except as set forth in Section 3.2(b), as between the Parties, all Intellectual Property Rights that are conceived, invented or developed by the Personnel of GNH or its Affiliates, shall be owned solely by GNH, including with respect to any such Intellectual Property Rights conceived, invented or developed in connection with the provision of any Services.

(b)                                 All Intellectual Property Rights that are conceived, invented or developed by the Personnel of GNH or its Affiliates, jointly with Personnel of Nikola or its Affiliates, shall be jointly owned by GNH and Nikola, except as expressly provided in an SOW (“Jointly Developed IP”).

(c)                                  Except as set forth in Section 3.2(b), as between the Parties, all Intellectual Property Rights that are conceived, invented or developed by the Personnel of Nikola or its Affiliates alone or jointly shall be owned solely by Nikola, including with respect to any such Intellectual Property Rights conceived, invented or developed in connection with the provision or receipt of any Services.

Section 3.3                                    Reservation of Rights.

(a)                                 No license, immunity, or other right is granted herein by any Party or its Affiliates to another Party or its Affiliates, whether directly or by implication, estoppel or otherwise, with respect to any Intellectual Property Right or Trademark. Unless otherwise agreed to in an SOW or another separate written agreement between the Parties and as expressly set forth in this Agreement, a Party and its Affiliates (i) acquires no right, title or interest in or to any Intellectual Property Rights or Trademarks of the other Party or its Affiliates and (ii) shall not make, use, sell, offer to sell, import, export, reproduce, modify, distribute, transmit, perform, create derivative works from, or otherwise exploit any products, services or technologies in a manner that infringes, misappropriates or otherwise violates the Intellectual Property Rights or Trademarks owned or exclusively licensed to the other Party or any of its Affiliates.

(b)                                 If a Party gains access to any technology or data that is not expressly permitted under the terms of this Agreement, nothing in this Agreement or such access will imply that such Party or its Personnel have been granted any rights in respect of such technology or data.

Section 3.4                                    Further Assurances. Each Party shall take such action as the other Party may reasonably request to effect, perfect or confirm such other Party’s ownership interests and other rights as set forth in this Agreement, including by promptly executing instruments of assignment, declarations, affirmations or other documents in connection with the provisions of this Article III, that are requested by such other Party from time to time, including to assist such other Party in recording this Agreement, and to execute and file all documentation as may be required to obtain, maintain and enforce such other Party’s and its Affiliates’ rights in the Jointly Developed IP with appropriate Governmental Authorities.

ARTICLE IV

CONFIDENTIALITY

Section 4.1                                    Confidentiality. The Party (or its Affiliate) (“Recipient”) receiving Confidential Information of the other Party (or its Affiliate) (“Provider”) agrees to keep such Confidential Information strictly confidential and not to disclose it under any circumstances without the express written consent of Provider. Notwithstanding the preceding sentence, Recipient (or its Affiliate) may disclose Confidential Information of Provider to Recipient’s (or its Affiliates’) employees, directors, officers, attorneys, accountants, financial advisors, agents and contractors (collectively “Representatives”) who have a bona fide need to know, but only to the extent necessary to carry out the business purpose of this Agreement. Recipient will be responsible for any breach of this Agreement by its Representatives. The Confidential Information furnished by Provider to Recipient under this Agreement shall be used by Recipient solely for the purpose of exercising its rights or performing its obligations hereunder (including under any SOW) and shall be treated by Recipient with the same degree of care to preclude disclosure thereof that Recipient uses to protect its own information of like importance, but in no event with less than a reasonable degree of care. Recipient expressly agrees not to reverse engineer any prototype or software product embodying Confidential Information or decompile Confidential Information and not to develop second sources to manufacture any component or product using Provider’s Confidential Information that is protected under this Agreement. Recipient shall not make any copies of the Confidential Information received from Provider except as necessary to exercise its rights or perform its obligations, and any copies which are made shall be identified as Confidential Information the same as the original. Confidential Information not found by a court to be a trade secret is still Confidential Information for the purposes of this Agreement.

Section 4.2                                    Return or Destruction.  When Recipient no longer has need thereof for the purpose stated herein or upon request of Provider, whichever occurs first, Recipient shall promptly cease using and shall return or destroy (and, if requested by Provider, certify destruction of): (a) all of the Confidential Information that it receives from Provider, along with all tangible copies that it may have made, and (b) all copies stored in any computer memory or storage medium. Notwithstanding the foregoing, the Recipient shall not be obligated to return or destroy computer backups that are maintained in accordance with Recipient’s customary, automatic backup procedures to the extent such computer backups are not readily accessible provided that Confidential Information therein continue to be subject to the other obligations of Recipient under this Agreement.

Section 4.3                                    Disclosures Required by Law. In the event Recipient is requested or required by Law to disclose any Confidential Information of Provider, to the extent permitted by Law, Recipient shall provide prompt written notice to the Provider of such request or requirement and seek to delay disclosure, so that Provider may seek to either request reconsideration of the demand for disclosure, or seek confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise) and, upon request, Recipient shall reasonably cooperate with Provider in seeking confidential treatment of such Confidential Information or other appropriate relief from such Law. If, in the absence of a protective order, other confidential treatment or waiver under this Agreement, Recipient is advised by its legal counsel that it is legally required to disclose such Confidential Information, Recipient may disclose such Confidential Information without liability under this Article IV; provided, however, that Recipient exercises commercially reasonable efforts to obtain reliable assurances that confidential treatment will be accorded any such Confidential Information prior to its disclosure and discloses only the minimum amount of such Confidential Information necessary to comply with such legal requirement.

ARTICLE V

DISPUTE RESOLUTION

Section 5.1                                    Dispute Resolution Procedure.  If any dispute, controversy or claim arising out of or relating to this Agreement or any SOW (and any subsequent amendments thereof), or the interpretation, enforceability, performance, breach, termination or validity thereof, and any question of the arbitral tribunal’s jurisdiction or the existence, scope or validity of this arbitration agreement (each, a “Dispute”) occurs between any of the Parties or any of their Affiliates to the extent assigned, subcontracted or delegated (in each case, in whole or in part) thereto pursuant to Section 9.4 (“Delegatee”), the provisions of this Section 5.1 shall apply.

(a)                                 Negotiations. At such time as a Dispute arises, any Party may deliver written notice of such Dispute (a “Dispute Notice”). Upon delivery of a Dispute Notice, senior executives designated in writing by the relevant Party or Delegatee shall negotiate in good faith for a reasonable period of time to settle such Dispute; provided, however, that such reasonable period shall not, unless otherwise agreed by the relevant Parties or Delegatees in writing, exceed fifteen (15) days from the date of receipt by a Party or Delegatee of the Dispute Notice (the “Pre-Negotiation Period”).

(i)                                     With respect to such Dispute, no Party or Delegatee shall be entitled to rely upon the expiry of any limitations period or contractual deadline during the period between the date of receipt of the Dispute Notice and the date of any arbitration being commenced under this Section 5.1 with respect to the Dispute.

(ii)                                  All offers, promises, conduct and statements, whether oral or written, made in the course of the Pre-Negotiation Period by any Party or Delegatee, their agents, employees, experts and attorneys are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties or their Affiliates, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation.

(b)                                 Mediation. If a Dispute has not been resolved in writing for any reason within the Pre-Negotiation Period, such Dispute may be submitted, at the request of any party to the Dispute, to optional, non-binding mediation administered by the administered by the International Centre for Dispute Resolution (the “ICDR”) under its International Mediation Procedures. The place of the mediation shall be Los Angeles, California, and the language of the mediation shall be English.

(c)                                  Arbitration. At any time after the expiration of the Pre-Negotiation Period, the Dispute may be submitted, at the request of any party to the Dispute, to final and binding arbitration administered by the ICDR in accordance with its International Arbitration Rules in effect at the time (the “Rules”), except as modified herein; provided, however, that the pendency of the Pre-Negotiation Period shall not prohibit a party to the Dispute from commencing arbitration under the Rules to the extent necessary to seek immediate injunctive relief or other remedial relief authorized by Law or from seeking temporary or preliminary injunctive relief from a court of competent jurisdiction.

(i)                                     The seat of arbitration shall be Los Angeles, California, and the arbitration shall be conducted in the English language.

(ii)                                  There shall be three arbitrators, of whom claimant and respondent each will select one within thirty (30) days of the receipt by respondent of a copy of the notice of arbitration. If either claimant or respondent fails to appoint an arbitrator within the time periods specified herein, such arbitrator shall be appointed by the ICDR. The two arbitrators so appointed shall nominate the third and presiding arbitrator (the “Chair”) within thirty (30) days of the appointment of the second arbitrator. In the event that the two party- appointed arbitrators fail to reach an agreement on a Chair within sixty (60) days of their appointment, then the ICDR shall appoint the Chair.

(iii)                               In addition to monetary damages, the arbitral tribunal shall be empowered to award equitable relief, including an injunction and specific performance of any obligation under this Agreement. The arbitral tribunal shall not decide as amiable compositeur or ex aequo et bono.

(iv)                              The arbitral tribunal, upon the request of a party to a Dispute and subject to the Rules, may join any Party or Delegatee to the arbitration proceedings and may make a single, final award determining all Disputes between or among them. Each of the Parties and Delegatees consents to be joined to any arbitration proceedings in relation to any Dispute at the request of a party to that Dispute. Where the same arbitral tribunal has been appointed in relation to two or more Disputes, the arbitral tribunal may, upon the request of any party to any of the Disputes, order that the whole or part of the matters at issue shall be heard together upon such terms or conditions as the arbitral tribunal sees fit.

(v)                                 By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings. Without prejudice to such provisional remedies that may be granted by a court, the arbitral tribunal shall have full authority to grant provisional remedies, to order a party to the Dispute to request that a court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to the Dispute to respect the arbitral tribunal’s orders to that effect.

(vi)                              The arbitral tribunal shall have the power to award attorneys’ fees, costs and related expenses to such extent and to such parties to the Dispute as it sees fit.

(vii)                           The award of the arbitral tribunal shall be final and binding upon the parties to the Dispute, and shall be the sole and exclusive remedy between or among the parties to such Dispute regarding any claims, coun- terclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction over any party to the Dispute or any of its assets.

(viii)                        The Parties (and any Delegatees) consent and submit to the non-exclusive jurisdiction of the courts of the State of California and the Federal Courts of the United States of America located within the City of Los Angeles (the “Los Angeles Courts”) for the enforcement of any arbitral award rendered hereunder and to compel arbitration or for interim or provisional remedies in aid of arbitration. In any such action: (A) each Party irrevocably waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any Los Angeles Court; (B) each of the Parties irrevocably consents to service of process sent by a national courier service (with written confirmation of receipt) to its address identified in Section 9.5 or in any other manner permitted by applicable Law; and (C) each of the Parties waives any right to trial by jury in any court.

(ix)                              Any arbitration hereunder shall be confidential, and the Parties and their agents agree not to disclose to any third party (A) the existence or status of the arbitration, (B) any information made known and documents produced in the arbitration not otherwise in the public domain, and (C) any awards arising from the arbitration, except and to the extent that disclosure is required by applicable Law or is required to protect or pursue a legal right.

(x)                                 For the avoidance of doubt, the Parties expressly agree that all issues of arbitrability, including all issues concerning the propriety and timeliness of the commencement of the arbitration (including any defense based on a statute of limitation, if applicable), the jurisdiction of the arbitral tribunal, and the procedural conditions for arbitration, shall be finally and solely determined by the arbitral tribunal.

(d)                                 In the event that any part or portion of this Section 5.1 is found to be, or otherwise is, illegal, void, or unenforceable, the remainder of this Section 5.1, including the Parties’ agreement to submit their Disputes to arbitration, will continue in full force and effect and the application of such parts or portions to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties.

ARTICLE VI

TERM AND TERMINATION

Section 6.1                                    Term. This Agreement shall commence on the Effective Date and continue in full force and effect until the first to occur of: (i) the expiration or termination of all Projects hereunder and (ii) GNH reducing its equity position in Nikola below fifty (50%) of the number of shares acquired in November 2018, except in connection with a Nikola Change of Control or an initial public offering of Nikola (the “Term”), unless earlier terminated in accordance with Section 6.2. All SOWs shall terminate upon the termination of this Agreement, except as otherwise set forth in such SOWs.

Section 6.2                                    Termination. This Agreement may be terminated under the following circumstances:

(a)                                 Termination for Cause. Either Party may terminate this Agreement upon written notice if the other Party commits a material breach of its obligations under this Agreement or any SOW that remains uncured for thirty (30) days following written notice of default to the other Party.

(b)                                 Bankruptcy. A Party may terminate this Agreement immediately by delivering written notice to the other Party upon the occurrence of any of the following events: (i) a receiver is appointed for such other Party or its property; (ii) such other Party makes a general assignment for the benefit of its creditors; (iii) such other Party commences, or has commenced against it, proceedings under any bankruptcy, insolvency or debtor’s relief law, if such proceedings are not dismissed within sixty (60) days; or (iv) such other Party is liquidating, dissolving, or ceasing to do business in the ordinary course.

(c)                                  Termination by GNH. GNH may terminate this Agreement or any Project hereunder if (i) Nikola fails to render any payment due to GNH for more than sixty (60) days and absent bona fide notice of a genuine dispute; or (ii) Nikola undergoes a Nikola Change of Control, without the prior written consent of GNH, which consent may not be unreasonably withheld.

Section 6.3                                    Effect of Expiration or Termination.

(a)                                 Except as otherwise expressly set forth in an SOW, (i) upon termination of such SOW, all rights and authorizations granted to a Party with respect to the Project governed by such SOW shall immediately and automatically terminate and (ii) upon termination of this Agreement, all rights and authorizations granted to a Party under any SOW shall immediately and automatically terminate.

(b)                                 Neither Party shall be released from liability that has already accrued as of the effective date of expiration or termination, and such expiration or termination shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies, or claims, whether for damages or otherwise, that a Party may have hereunder, at law, in equity or otherwise.

(c)                                  Upon expiration or termination of any SOW, each Party as Recipient shall promptly cease using and shall return or destroy (and, if requested by Provider, certify destruction of): (i) all of the Confidential Information that it receives from Provider with respect to the applicable Project, along with all tangible copies that it may have made, and (ii) all copies stored in any computer memory or storage medium.

(d)                                 The following provisions shall survive any expiration or termination of this Agreement: Article I (Definitions; Interpretation), Article III (Intellectual Property), Article IV (Confidentiality), Article V (Dispute Resolution), this Section 6.3 (Effect of Termination), Section 7.3 (Disclaimer), Section 7.4 (Limitation of Liability), Article VIII (Insurance) and Article IX (Miscellaneous).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Section 7.1                                    Mutual Representations. Each Party represents and warrants during the Term and for so long as any of its obligations hereunder survive that:

(a)                                 it is duly organized, validly existing and in good standing under the Laws of the applicable state of incorporation and is duly qualified to transact business as a foreign corporation in each state, country or other jurisdiction in which its activities in the performance of this Agreement make such qualification necessary, except for jurisdictions in which the failure to be so qualified or in good standing would not reasonably be expected to materially adversely affect such Party’s ability to perform its obligations under this Agreement;

(b)                                 the execution, delivery and performance of this Agreement has been duly authorized by it, this Agreement has been duly executed by it, and this Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms;

(c)                                  the execution, delivery and performance of this Agreement by it does not and will not violate or conflict with its certificate or articles of incorporation or bylaws or similar organizational documents;

(d)                                 any Services and deliverables it conducts or provides to the other Party shall be conducted or provided in a timely, workmanlike, and professional manner in accordance with generally recognized industry standards for similar services or deliverables; and

(e)                                  any Services and deliverables it conducts or provides to the other Party shall be free from any liens or other encumbrances.

Section 7.2                                    GNH Representations. GNH warrants that it shall perform the Services:

(a)                                 in accordance with the terms and subject to the conditions set forth in the applicable SOW and this Agreement; and

(b)                                 using Personnel of commercially reasonable skill, experience, and qualifications.

Section 7.3                                    Disclaimer.  EACH PARTY MAKES NO WARRANTIES EXCEPT FOR THOSE PROVIDED IN Section 7.1 AND Section 7.2, ABOVE. ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, ARE EXPRESSLY DISCLAIMED, INCLUDING, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUIET ENJOYMENT, NONINFRINGEMENT AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE.

Section 7.4                                    Limitation of Liability.

(a)                                 EXCEPT TO THE EXTENT ARISING UNDER Article IV (CONFIDENTIALITY), Section 9.10 (COMPLIANCE WITH LAWS), Section 9.11 (EXPORT CONTROLS) AND Section 9.12 (ANTI-CORRUPTION), IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR ANY LOSS OF USE, REVENUE, OR PROFIT OR LOSS OF DATA OR DIMINUTION IN VALUE, OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

(b)                                 EXCEPT AS MAY OTHERWISE BE SET FORTH IN AN SOW (OR OTHER AGREEMENT ENTERED INTO PURSUANT TO AN SOW), IN NO EVENT SHALL A PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO ANY SOW, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED THE AGGREGATE AMOUNTS PAID OR PAYABLE TO GNH PURSUANT TO THE APPLICABLE SOW.

ARTICLE VIII

INSURANCE

Section 8.1                                    Insurance. During the Term and for a period of two (2) years thereafter, each Party shall, at its own expense, maintain and carry insurance with financially sound and reputable insurers, in full force and effect that includes commercial general liability in a sum mutually agreed by the Parties with respect to each SOW with financially sound and  reputable insurers. Upon the other Party’s request, the insured Party shall provide the other Party with a certificate of insurance from such Party’s insurer evidencing the insurance coverage specified in this Agreement. The certificate of insurance shall name the other Party as an additional insured. The insured Party shall provide the other Party with thirty (30) days’ advance written notice in the event of a cancellation or material change in the insured Party’s insurance policy. Except where prohibited by Law, insured Party shall require its insurer to waive all rights of subrogation against other Party’s insurers and other Party.

ARTICLE IX

MISCELLANEOUS

Section 9.1                                    Waivers. The failure or delay of either Party to enforce at any time any of the provisions of this Agreement, or to require at any time performance by the other Party of any of such provisions, shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement, or any parts thereof, or the right of either Party thereafter to enforce each and every provision.

Section 9.2                                    Governing Law.  This Agreement, and the rights and obligations of the Parties and any dispute arising under or relating thereto (whether in contract, tort or otherwise) shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflict of law rules or any other statute or doctrine that might call for the application of the laws of any other jurisdiction. The Convention on the International Sale of Goods shall not apply to this Agreement.

Section 9.3                                    Severability. If any provision of this Agreement is determined to be void, unlawful, or otherwise unenforceable, that provision shall be severed from the remainder of the Agreement, and replaced automatically by a provision containing terms as nearly like the void, unlawful, or unenforceable provision as possible, or otherwise modified in such fashion as to preserve, to the maximum extent possible, the original intent of the Parties, and the Agreement, as so modified, shall continue in full force and effect.

Section 9.4                                    Assignment.

(a)                                 Nikola Assignment. Nikola may assign its rights and delegate its obligations under this Agreement to an Affiliate of Nikola or in connection with a Nikola Change of Control of Nikola.

(b)                                 GNH Assignment. GNH may assign its rights and delegate its obligations under this Agreement, in whole or in part, to any Affiliate of GNH.

(c)                                  No Other Assignment without Consent. A Party may not assign this Agreement other than as provided in this Section 9.4 without the prior written consent of the other Party. Any assignment, whether by operation of law or otherwise, in violation of this Section 9.4 shall be void and of no effect.

Section 9.5                                    Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt) or (b) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses set forth below (or to such other addresses as a Party may designate by notice to the other Party):

If to GNH:

300 Frank W. Burr Blvd.

STE 52

Teaneck, NJ 07666

Attn: Jong Tae Park

Email:

And a copy to:

174 Power Global Corporation

300 Spectrum Center Drive

Suite 1250

Irvine, CA 92618

Attn: Doyeop Jason Kim

Email:

If to Nikola:

4141 E. Broadway Rd

Phoenix, AZ 85040

Attn: Britton Worthen

Email:

And a copy to:

4141 E. Broadway Rd

Phoenix, AZ 85040

Attn: Kim Brady

Email:

Section 9.6                                    Independent Contractor. The Parties acknowledge that, except as expressly set out in this Agreement to the contrary, each Party is entering into this Agreement as an independent contractor and nothing in this Agreement shall be interpreted or applied so as to make the relationship of any of the Parties that of partners, joint venturers or anything other than independent contractors.

Section 9.7                                    Further Assurances. The Parties agree, to the extent not inconsistent with the provisions of this Agreement and not involving the assumption of any obligation other than those in this Agreement, to provide such information, execute and deliver any instruments and documents and to take such other actions as may be necessary or reasonably requested by the other Party in order to give full effect to this Agreement and to carry out the intent of the Parties under this Agreement.

Section 9.8                                    No Recourse. The obligations of Nikola and GNH under this Agreement shall be without recourse to any of the officers, board members, directors, shareholders, employees, agents, partners or Affiliates of Nikola or GNH, or to the Affiliates of any of the foregoing.

Section 9.9                                    No Third Party Beneficiaries. Subject to Section 2.2, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their successors and assigns and shall not be enforceable by any third party.

Section 9.10                             Compliance with Laws and Legal Requirements. Each Party shall comply with applicable Laws, obtain all necessary consents, approvals, permits and licenses required to provide (in the case of GNH) or purchase and use (in the case of Nikola) the Services and indemnify the other Party from and against any and all damages related to such Party’s failure to do so.

Section 9.11                             Export Controls. Each Party represents and warrants that it shall not sell, dispose of, license, rent, transfer, disclose or otherwise provide the Services or technical information relating thereto directly or indirectly to any country or to any citizen or resident of any country prohibited by the Laws of by the authorities claiming jurisdiction over it, in particular that of the United States.

Section 9.12                             Anti-Corruption. The Parties shall each comply with the U.S. Foreign Corrupt Practices Act and any similar Laws.

Section 9.13                             Entire Agreement. This Agreement supersedes all prior or contemporaneous agreements and understandings, whether written or oral, between the Parties with respect to its subject matter, and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be changed, modified or amended in any way, except by a written change order or contract amendment executed by authorized representatives of both Parties.

Section 9.14                             Counterparts. This Agreement may be executed in counterparts, including by electronic transmission, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their respective duly authorized officers.

Nikola Corporation

By	/s/ Trevor Milton
Name:	Trevor Milton
Title:	CEO

Green Nikola Holdings LLC

By	/s/ Jong Tae Park
Name:	Jong Tae Park
Title:	Manager and President

[Signature Page to Commercial Framework Agreement]